Exhibit 4.20

SECOND AMENDMENT TO LOAN AGREEMENT

AMENDMENT TO BUSINESS LOAN AGREEMENT made this 24th day of September 2004, by and between The Provident Bank, an Ohio banking corporation (herein termed “Bank”), and Shopsmith, Inc. (herein termed “Borrower”).

RECITALS:

A. Borrower and Bank desire to modify a Loan Agreement executed by Borrower and Bank on December 31, 2002 and a First Amendment To Loan Agreement dated July 17, 2003, (herein termed the “Loan Agreement”) but without the necessity of rewriting the Loan Agreement; and

B. Bank, pursuant to the Loan Agreement, has made certain extensions of credit to borrower, which are evidenced by Promissory Notes executed by Borrower and delivered to Bank.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and subject to Borrower’s satisfactory fulfillment of all conditions incident to the borrowing, Bank and Borrower agree:

1. This Amendment is and shall be construed and considered as a part of the Loan Agreement.

2. The Loan Agreement is and shall be amended as follows:

a) From October 1, 2004 through June 30, 2005 of Borrower’s fiscal year, a Debt Service Coverage of 1:10 to 1:00 shall be maintained by Borrower, tested quarterly. Debt Service Coverage is defined as EBITDA — cash taxes, dividends, or Sub-S distributions) divided by cash interest expense + quarterly CMLTD. EBITDA means Earnings before interest, taxes, depreciation and amortization. CMLTD means Current Maturities of Long Term Debt.

b) From July 1, 2004 through March 31, 2005 of Borrower’s fiscal year, a Consolidated Tangible Net Worth in excess of $1,450,000.00 shall be maintained by Borrower. From April 1, 2005 thereafter of Borrower’s fiscal year, a Consolidated Tangible Net Worth in excess of $1,800,000.00 shall be maintained by Borrower.

c) Borrower shall not make or permit to be made any capital expenditure costing in excess of $50,000.00 during any one fiscal year of Borrower without Bank approval.

e) Borrower shall provide monthly Borrowing Base Reports.

3. Except as hereinabove modified, the Loan Agreement remains in full force and effect.

Executed this 24th day of September 2004.

BANK: The Provident Bank	BORROWER: Shopsmith, Inc.

By:	By: /s/ Robert L. Folkerth

Printed Name:	Printed Name: Robert L. Folkerth

Its:	Its: President, COO